Exhibit T3B.1

AMENDED AND RESTATED LIMITED
LIABILITY COMPANY AGREEMENT

OF

COLT DEFENSE LLC

Dated as of April 9, 2015

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
COLT DEFENSE LLC

		Page

	ARTICLE I.

	DEFINITIONS

	ARTICLE II.

	ORGANIZATION OF THE COMPANY

2.1	Initial Authorized Actions	7
2.2	Formation and Name of Company	7
2.3	Purpose	7
2.4	Registered Office; Registered Agent	7
2.5	Principal Place of Business	7
2.6	Term	7

	ARTICLE III.

	MEMBERS

3.1	Members	8
3.2	Voting Rights Generally	8
3.3	Meetings of Members	8

	ARTICLE IV.

	UNITS

4.1	Units Generally	9
4.2	Common Units	9
4.3	Certificates for Units	10

	ARTICLE V.

	MANAGEMENT

5.1	Management Generally	11
5.2	Authority of Governing Board	11

i

(continued)

(continued)

(continued)

		Page

	ARTICLE XIV.

	MISCELLANEOUS

14.1	General	26
14.2	Amendments and Waivers	26
14.3	Choice of Law	26
14.4	Headings	26
14.5	Entire Agreement	26
14.6	Third Parties	26
14.7	Severability	26
14.8	Effectiveness	27
14.9	Counterparts	27
14.10	Interpretation	27

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
COLT DEFENSE LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, made and entered into as of the 9th day of April, 2015 by and among Colt Defense, LLC, a Delaware limited liability company (the “Company”), Colt Holding Company LLC, a Delaware limited liability company (“Colt Holding”), and CDH II LLC, a Delaware limited liability company (“CDH II LLC”), as the members of the Company.  Certain capitalized terms used in this Agreement have the respective meaning ascribed thereto in Article I.

Recitals.

The Company was formed as a limited liability company under the Act by the filing on September 18, 2002 of the initial Certificate of Formation in the office of the Secretary of State of Delaware.

The initial member of the Company had executed a limited liability company agreement, dated as of November 1, 2002.

The initial member of the Company and the Company had completed a series of transactions pursuant to which as of June 11, 2003 the Company succeeded to the defense related business of Colt Manufacturing Company, Inc. (now a limited liability company known as Colt’s Manufacturing Company LLC, “CMC”).

On June 12, 2003, certain members and former members of the Company entered into an Amended and Restated Limited Liability Company Agreement (the “First Amended Agreement”) that provided for the establishment of designated series of limited liability company interests in the Company and warrants and options in connection with the purchase of limited liability company interests in the Company and, in a partial liquidation, for the distribution of all of the issued and outstanding limited liability company interests in the Company to the holders of the outstanding common stock of New Colt Holding Corp., a Delaware corporation (“New Colt”), or their designees, for the distribution of certain such outstanding warrants to the holders of the outstanding warrants of New Colt or their designees, and for the distribution of certain such outstanding options to the holders of the outstanding options of New Colt or their designees, all as further provided in the First Amended Agreement and the Distribution Agreement.

On July 9, 2007, certain members and former members of the Company entered into an Amended and Restated Limited Liability Company Agreement (the “Second Amended Agreement”).

On June 23, 2013, certain members and former members of the Company entered into an Amended and Restated Limited Liability Company Agreement that reflected among other things amendments adopted by such members on August 11, 2011 and March 12, 2012 (the “Prior Agreement”).

On the date hereof, the Company was merged with CDHM1 LLC, a Delaware limited liability company (“MergerCo 1”) and wholly owned subsidiary of Colt Holding, pursuant to an agreement and plan of merger (the “Merger”) with (i) the Company surviving the Merger, (ii) the equityholders of the Company (other than Colt Holding and CDH II LLC) (such holders, the “CD Investors”) receiving common units of Colt Holding in proportion to the CD Investors’ proportionate membership interests in the Company.

In connection with the reorganization of the Company, and prior to the consummation of the Merger, (a) Colt Defense Employee Plan Holding Corp., a Delaware corporation (“E-Corp.”), merged with and into Colt Holding (the “Initial Merger”), with Colt Holding as the surviving company and the Colt Holding Corp. Employee Stock Ownership Plan & Trust receiving 1,576.447 common units of Colt Holding, and (b) Sciens International Investments & Holdings S.A. (“SI”) entered into a binding agreement, conditioned upon the receipt by SI of certain consents, to contribute all of the capital stock of CDH II Holdco, Inc., a Delaware corporation (“CDH II Holdco”) to Colt Holding in exchange for 10,505.293 common units of Colt Holding (the “Contribution & Exchange”).  Following the consummation of the Contribution & Exchange, CDH II LLC will merge with CDH II Holdco, with CDH II Holdco surviving the merger (the “CDH II Merger”).

Effective upon the latter of the Contribution and Exchange and the effectiveness of the CDH II Merger, CDH II Holdco shall make Colt Holding its true and lawful attorney and proxy (such proxy shall be deemed to be irrevocable and coupled with an interest) ) to vote or express consent or dissent in the sole discretion of Colt Holding in respect of any or all of the Equity Securities held by CDH II Holdco from time to time.

In connection with the Initial Merger, Contribution & Exchange and Merger, the parties hereto desire to amend and restate the Prior Agreement and establish their respective rights, obligations and duties with respect to the Company and its business, management and operations.

Following the consummation of the CDH II Merger, Colt Holding shall enter into a Contribution Agreement with CDH II Holdco, whereby Colt Holding will contribute all of its equity interests of the Company to CDH II Holdco, which will then be a wholly owned subsidiary of Colt Holding, and CDH II Holdco will become the sole member of the Company.

NOW, THEREFORE, in consideration of the terms, covenants and conditions contained herein, the parties hereby agree that the Prior Agreement is hereby amended and restated in its entirety to read as follows, and further hereby agree as follows:

Article I.

Definitions

For purposes of this Agreement, unless the context otherwise requires:

“Act” means the Delaware Limited Liability Company Act, as amended from time to time, or any corresponding provision or provisions of any succeeding or successor law of the State of Delaware.

“Affiliate” means, as to any holder of Equity Securities, (i) the partners, retired partners, directors and officers, as the case may be, of such holder, (ii) the partners of any of the parties referred to in the foregoing clause of this definition, (iii) any corporation, limited liability company or partnership controlled by such holder or by any of the parties referred to in the foregoing clauses of this definition, and (iv) any other party that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, any holder of Equity Securities.

“Agreement” means this Amended and Restated Limited Liability Company Agreement, as amended, modified or supplemented from time to time.

“Applicable Board” means, (i) in the case of the Company, the Governing Board, and (ii) in the case of any subsidiary of the Company, the governing board, board of directors or other similar governing body of such subsidiary.

“Bankruptcy Code” means the United States Bankruptcy Code (Title 11, U.S.C.), as amended.

“Bankruptcy Event” means any of the following events: (i) filing any voluntary petition in bankruptcy pursuant to the Bankruptcy Code on behalf of the Company or any of its subsidiaries; (ii) not defending, or to the extent permitted under applicable law, objecting to or seeking the dismissal of the filing of any involuntary petition under the Bankruptcy Code against the Company or any of its subsidiaries; (iii) filing of any petition with respect to the Company or any of its subsidiaries seeking reorganization or relief under any applicable law relating to bankruptcy or insolvency; (iv) not objecting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any of its subsidiaries or a substantial part of their respective assets; (v) making any assignment with respect to the Company or any of its subsidiaries for the benefit of creditors; or (vi) taking of any action by the Company or any of its subsidiaries in furtherance of any such action described in this definition.

“Capital Contribution(s)” means the aggregate of all contributions made by the Member to the Company. Any reference to the Capital Contribution of a then Member shall include a Capital Contribution previously made by any prior Member with respect to the Interest of such then Member.

“CDH II Holdco” is defined in the Recitals.

“CDH II LLC” is defined in the introductory paragraph.

“CDH II Merger” is defined in the Recitals.

“CD Investors” is defined in the Recitals.

“C-Defense Holding” means Colt Defense Holding LLC, a Delaware limited liability company.

“Certificate of Formation” means the Certificate of Formation of the Company, as filed with the Secretary of the State, as amended from time to time.

“Claims” is defined in Section 12.1.

“CMC” is defined in the Recitals.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Colt Holding” is defined in the introductory paragraph.

“Common Units” is defined in Section 4.1.

“Company” is defined in the introductory paragraph.

“Contribution & Exchange” is defined in the Recitals.

“Controlling Member” is defined in Section 6.1.2.

“Covered Person” is defined in Section 5.10.2.

“Credit Agreement” means the credit agreement dated as of February 9, 2015 among CD as a U.S. borrower, CMC, as a U.S. Borrower, Colt Canada Corporation, as the Canadian borrower, the Subsidiaries of CD named as Guarantors therein, the lenders party thereto, and Cortland Capital Market Services LLC, as agent, as amended, supplemented, amended and restated or modified from time to time.

“Damages” is defined in Section 12.1.

“Distribution Agreement” means the Distribution Agreement, dated as of even date of the First Amended Agreement, among New Colt and the other parties named therein.

“Distribution Date” is defined in Section 10.3.

“E-Corp.” is defined in the Recitals.

“Employee Plan” means the New Colt Holding Corp. Employee Stock Ownership Plan & Trust, as amended from time to time.

“Equity Equivalents” is defined in Section 4.5.1.

“Equity Security” means any limited liability company interests (including, without limitation, the Units), capital stock or other similar equity security of the Company or any subsidiary, as the case may be, whether now authorized or not, and rights, options, warrants or rights to purchase any such limited liability company interests, capital stock or other similar securities or any other Equity Security, and securities of any type whatsoever that are, or may become, directly or indirectly convertible into any such limited liability company interests or capital stock or any other Equity Security.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute and the rules and regulations thereunder, and as the same shall be in effect from time to time.

“Fair Market Value” means, with respect to any asset, as of the date of determination, the cash price at which a willing seller would sell and a willing buyer would buy such asset in a transaction negotiated at arm’s length, each being apprised of and considering all relevant facts, circumstances and factors, and neither acting under compulsion, with the parties being unaffiliated third parties acting without time constraints, as determined in good faith by the Governing Board; provided, that any Market Securities shall be valued at the average of the sale or closing bid prices as reported for composite transactions during the ten (10) consecutive trading days preceding the trading day immediately prior to the date of valuation.

“Fiscal Year” means the calendar year.  Fiscal Year shall also be the Company’s taxable year.

“Governing Board” is defined in Section 5.1.

“Initial Merger” is defined in the Recitals.

“Interests” means the entire ownership interest of the Members in the Company.

“Joinder” is defined in Section 6.2.1(a).

“Liquidator” is defined in Section 10.2.

“Majority in Interest of the Members” means the Members holding voting Units representing more than 50% of the aggregate number of all outstanding voting Units.

“Market Securities” means securities that (i) are of a class of securities listed on a national or recognized international stock exchange; (ii) constitute, in the aggregate, not more than 5% of the outstanding securities of such class, (iii) are eligible for immediate sale by the recipient thereof pursuant to a registration statement effective under the Securities Act, Rule 144 under the Securities Act or other similar provision then in force, and (iv) are otherwise freely tradable by the recipient without restriction under applicable federal and state securities and are not subject to any “lock-up” or other contractual restriction on transfer.

“Members” means the members of the Company.

“Merger” is defined in the Recitals.

“MergerCo 1” is defined in the Recitals.

“New Colt” is defined in the introductory paragraph.

“Organizational Document” means, with respect to any Person, as of any time, the limited liability company agreement, operating agreement, partnership agreement, bylaws, certificate of formation, certificate of limited partnership, certificate of incorporation, articles of incorporation, shareholders agreement, security-holders agreement, contribution agreement, registration rights agreement, management services agreement, trust agreement or other constitutive or organizational document of such Person then in effect.

“Organizer” means the Person who executed the initial Certificate of Formation.

“Permitted Issuance” means (i) the issuance of Equity Equivalents as a unit dividend or other distribution or upon any subdivision, split or combination of all of the outstanding Units; (ii) the issuance of Equity Equivalents upon conversion, exchange or redemption of any convertible or exchangeable securities outstanding on the date hereof or which were issued in compliance with Section 4.5; (iii) the issuance to any Person that is not a Member of an Affiliate of a Member of Equity Equivalents as consideration (whether partial or otherwise) for the purchase by the Company or any of its subsidiaries of assets, stock or other equity securities of any Person, whether in a merger, acquisition, joint venture or otherwise; (v) the issuance of Equity Equivalents by any of the Company’s wholly-owned subsidiaries to the Company or any other wholly-owned subsidiary of the Company; and (vi) the issuance of any Equity Equivalents to financial institutions, banks or equipment lessors, in connection with bona fide loans from them to the Company or its subsidiaries.

“Person” means any natural person, partnership, joint venture, association, corporation, limited liability company, trust or other entity.

“Prior Agreement” is defined in the Recitals.

“Proceeding” is defined in Section 12.1.

“Qualified Public Offering” means an underwritten sale to the public of the Company’s (or its successor’s) equity securities pursuant to an effective registration statement filed with the Securities and Exchange Commission on Form S-1 (or any successor form) which results in gross proceeds to the Company and/or selling stockholders of at least $75,000,000 and in which the managing underwriter is a nationally recognized investment banking firm; provided that a Qualified Public Offering shall not include any issuance of equity securities in any merger or other business combination, and shall not include any registration of the issuance of securities to existing securityholders or employees of the Company and its subsidiaries on Form S-4 or Form S-8 (or any successor form).

“Regulations” means the regulations (including, without limitation, any temporary regulations) issued under the Code by the Department of the Treasury, as they may be amended from time to time, or any applicable successor regulations.  Reference herein to any particular section of the Regulations shall be deemed to refer to the corresponding provision of any applicable successor regulations.

“Sale” means, as to any Equity Securities, to sell, or in any other way directly or indirectly transfer, assign, distribute, encumber or otherwise dispose of any such Equity Securities, either voluntarily or involuntarily.

“Senior Notes” means the aggregate amount of $250,000,000 of 8.75% Senior Notes due 2017 co-issued by the Company and Colt Finance Corp. on November 10, 2009.

“Secretary of the State” means the Secretary of the State of the State of Delaware.

“Securities Act” means the Securities Act of 1933, as amended.

“SI” is defined in the Recitals.

“Tax Matters Partner” is defined in the Prior Agreement.

“Union Designees” is defined in Section 5.3

“Units” is defined in Section 4.1.

Article II.

Organization of the Company

2.1                               Initial Authorized Actions.  Following the consummation of the Merger, the Contribution and Exchange and the CDH II Merger, Colt Holding shall enter into a Contribution Agreement with CDH II Holdco, whereby Colt Holding will contribute all of its Units to CDH II Holdco and CDH II Holdco will become the sole member of the Company, without any action by the Members or the Governing Board, and Schedule 1 to this Agreement will be updated to reflect such transfer of Units to CDH II Holdco.

2.2                               Formation and Name of Company.  The Company was formed on September 18, 2002.  The Organizer has no further rights, obligations or duties in such capacity with respect to the Company.  The Governing Board may from time to time cause an authorized Person to further execute, and shall cause the filing or recording with the proper offices of, any other certificates or instruments required by any limited liability company act, fictitious name act or similar statute in effect from time to time.

2.3                               Purpose.  The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act.

2.4                               Registered Office; Registered Agent.  (a) The registered office of the Company in the State of Delaware shall be located at Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and the Company’s registered agent at such address for service of process is Corporation Service Company; and (b) the registered office(s) in the state(s) in which the Company does business shall be established by the Governing Board.

2.5                               Principal Place of Business.  The principal place of business of the Company is 547 New Park Avenue, West Hartford, CT 06110, or such other place as from time to time may be designated by the Governing Board.

2.6                               Term.  The term of the Company commenced upon the filing of the Certificate of Formation with the Secretary of the State.  The existence of the Company shall be perpetual unless the Company is earlier dissolved in accordance with either the provisions of this Agreement or the Act.

Article III.

Members

3.1                               Members.  The Persons that on the date of this Agreement are Members of the Company are listed on Schedule 1.  Each such Person shall continue to be a Member until it ceases to be a Member in accordance with the Act or this Agreement.  A Person shall not cease to be a Member as a result of the occurrence with respect to such Person of any of the events described in Section 18-304 of the Act (Events of Bankruptcy).

3.2                               Voting Rights Generally.  Except as otherwise provided by the Act or this Agreement, including, without limitation, Section 5.6, Section 5.9, and Section 6.1, the Members shall not participate in any way in the control or management of the business of the Company.  The Members are not agents of the Company and do not have the authority to act for, or bind, the Company in any matter.  Written consent signed by a Majority in Interest of the Members (or such other percent as may be required under the Act or this Agreement) shall be deemed effective as the vote or consent of the Members when the vote or consent of the Members is required under this Agreement.

3.3                               Meetings of Members.

3.3.1                                   All meetings of Members shall be held at the registered office of the Company, or at such other place (within or without the State of Delaware) as may be fixed from time to time by the Governing Board.

3.3.2                                   Annual meetings of Members shall be held at such place (within or without the State of Delaware), date and hour as shall be designated in the notice thereof, except that no annual meeting need be held if all actions required by the Act and this Agreement to be taken at an annual meeting of Members are taken by written consent in lieu of a meeting pursuant to Section 3.3.7.  At each annual meeting of Members, the Members will elect members of the Governing Board and transact such other business as may properly be brought before the meeting.

3.3.3                                   Special meetings of Members may be called at any time for any purpose or purposes by the Governing Board or by the President, and must be called by the President or the Secretary upon the written request of a majority of the members of the Governing Board or upon the written request of the Majority in Interest of the Members.  Each written request must state the time, place and purpose or purposes of the proposed meeting.  A special meeting of Members called by the Governing Board or the President, other than one required to be called by reason of a written request of Members, may be cancelled by the Governing Board at any time not less than one (1) Business Day prior to the scheduled date of the meeting.

3.3.4                                   Written notice of each annual or special meeting of Members, stating the date, time and place of the meeting and the matters to be voted upon at it, must be given in the manner set forth in ARTICLE XIII.  Unless otherwise required by law, such notice shall be given not less than ten nor more than 60 days before the date of the meeting, to each Member entitled to vote at the meeting.

3.3.5                                   Except as otherwise required by law or this Agreement, the presence in person or by proxy of holders of a majority of the Units entitled to vote at a meeting of Members will be necessary, and shall constitute a quorum, for the transaction of business at such meeting.  If a quorum is not present or represented by proxy at any meeting of Members, the holders of a majority of the Units entitled to vote at the meeting who are present in person or represented by proxy may adjourn the meeting from time to time until a quorum is present.  An adjourned meeting may be held later without notice other than announcement at the meeting, except that if the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting must be given in the manner set forth in ARTICLE XIII to each Member of record entitled to vote at the adjourned meeting.

3.3.6                                   At any meeting of Members each Member having the right to vote shall be entitled to vote in person or by proxy.  Except as otherwise provided by law or in this Agreement, each Member shall be entitled to one vote for each Unit entitled to vote standing in the Member’s name on the books of the Company.  All elections will be determined by plurality votes.  Except as otherwise provided by law or in this Agreement, any other matter will be determined by the vote of a majority of the Units that are voted with regard to it at a meeting where a valid quorum is present.

3.3.7                                   Whenever the vote of Members at a meeting is required or permitted in connection with any Company action, the meeting and vote may be dispensed with if the action taken has the valid written consent of the Members having at least the minimum number of votes required to authorize the action at a meeting at which all Members entitled to vote were present and voted.

Article IV.

Units

4.1                               Units Generally.  The Interests in the Company shall be issued as units of limited liability company interest (the “Units”).  Except as otherwise provided herein, the Company may issue fractional Units and Members may transfer fractional Units to the extent transfers are permitted hereunder.  Subject to the provisions of the Act and this Agreement, the Units may be issued in series each having separate rights, powers or duties appurtenant thereto.  The total number of Units of all series that the Company has authority to issue is 1,000,000 consisting of 1,000,000 Common Units (“Common Units”).

4.1.1                                   [Reserved].

4.1.2                                   Securities — Article 8 Opt In.  Each of the Units shall be a security governed by Article 8 of the Uniform Commercial Code of the State of Delaware.

4.1.3                                   [Reserved].

4.2                               Common Units.

4.2.1                                   Outstanding Units.  The number of issued and outstanding Units as of the date of this Agreement are reflected in Schedule 1.  Subject to the terms of this Agreement, the Company may issue additional Common Units from time to time (including, without limitation, upon the exercise or conversion of any warrants or options for Common Units or securities convertible into Common Units that the Company may issue), on such terms and conditions as the Governing Board may determine, within the aggregate number of authorized Common Units.

4.2.2                                   Voting.  Except as may be otherwise provided in this Agreement or by law, the holders of Common Units shall be entitled to one vote for each Common Unit so held with respect to each matter voted on by the Members of the Company, including, without limitation, the election of members of the Governing Board.

4.2.3                                   Liquidation Rights.  Upon any liquidation, dissolution or winding up of the affairs of the Company, the holders of Common Units shall be entitled to receive all remaining assets of the Company.  Such assets shall be distributed ratably among the holders of Common Units on the basis of the number of Common Units held by each of them at such time.

4.2.4                                   Distributions.  Distributions may be paid on the Common Units if, as and when declared by the Governing Board.  Such distributions shall be made ratably among the holders of Common Units on the basis of the number of Common Units held by each of them at such time.

4.2.5                                   Units Calculations.  In making any calculations with respect to holdings or ownership of the Common Units, the Company’s records of Units shall be conclusive evidence of such holdings and ownership, absent manifest error.

4.3                               Certificates for Units.

4.3.1                                   The Units will be represented by certificates, in such form as the Governing Board may from time to time prescribe, signed by the President or a Vice-President and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary.

4.3.2                                   Any or all signatures upon a certificate may be a facsimile.  Even if an officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate ceases to be that officer, transfer agent or registrar before the certificate is issued, that certificate may be issued by the Company with the same effect as if he or it were that officer, transfer agent or registrar at the date of issue.

4.3.3                                   The Governing Board may direct that a new certificate be issued in place of any certificate issued by the Company that is alleged to have been lost, stolen or destroyed.  When doing so, the Governing Board may prescribe such terms and conditions precedent to the issuance of the new certificate as it deems expedient, and may require a bond sufficient to indemnify the Company against any claim that may be made against it with regard to the allegedly lost, stolen or destroyed certificate or the issuance of the new certificate.

4.3.4                                   The Company or a transfer agent of the Company, upon surrender to it of a certificate representing Units, duly endorsed or accompanied by proper evidence of lawful succession, assignment or authority to transfer, shall issue a new certificate to the Person entitled thereto, and shall cancel the old certificate and record the transaction upon the books of the Company.

4.3.5                                   The Governing Board may fix a date as the record date for determination of the Members entitled (i) to notice of or to vote at any meeting of Members, (ii) to express consent to, or dissent from, company action in writing without a meeting, or (iii) to receive payment of any regular or special distribution or other distribution or allotment of any rights or to take or be the subject of any other action.  The record date must be on or after the date on which the Governing Board adopts the resolution fixing the record date and in the case of (i) must be not less than ten nor more than 60 days before the date of the meeting, in the case of (ii) must be not more than ten days after the date on which the Governing Board fixes the record date, and in the case of (iii) must be not more than 60 days prior to the proposed action.  If no record date is fixed, the record date will be the date ten days before the date of the meeting.  A determination of Members entitled to notice of or to vote at any meeting of Members that has been made as provided in this Section will apply to any adjournment of the meeting, unless the Governing Board fixes a new record date for the adjourned meeting.

4.3.6                                   The Company shall for all purposes be entitled to treat a Person registered on its books as the owner of Units as the owner of those Units, with the exclusive right, among other things, to receive distributions and to vote with regard to those Units (if they are entitled to vote), and the Company shall be entitled to hold a Person registered on its books as the owner of Units liable for calls and assessments, if any may legally be made, and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not the Company has notice of the claim or interest of the other Person, except as otherwise provided by the laws of Delaware.

Article V.

Management

5.1                               Management Generally.  Subject to the provisions of the Act and any limitations in this Agreement, the management of the Company shall be exclusively vested in a governing board (the “Governing Board”), which, unless otherwise specified in this Agreement, shall act by majority decision of its members.  Each Union Designee shall each be entitled to one-half of one vote on matters submitted to a vote of the Governing Board (unless only one Union Designee has been elected by the vote of the Majority in Interest of Members and designated as a Union Designee, at which time such Union Designee shall have one vote on matters submitted to a vote of the Governing Board); and every reference in this Agreement to a majority or other proportion of members of the Governing Board shall refer to a majority or other proportion of votes of the members of the Governing Board.  The other members of the Governing Board shall each be entitled to one vote on matters submitted to a vote of the Governing Board.

5.2                               Authority of Governing Board.  Except as otherwise provided in this Agreement, including, without limitation, Sections 5.6, 5.9, and 6.1, the Governing Board shall exclusively manage and control the business and affairs of the Company, including making such policy, rules and regulations not inconsistent with law, with the Certificate of Formation or with this Agreement.

5.3                               Number of Members of Governing Board.  The number of members of the Governing Board will be such number, not to exceed twelve, as shall be determined by the Governing Board from time to time.  The members of the Governing Board as of the date of this Agreement are: (i) George Casey, John P. Rigas, Daniel J. Standen, Dennis R. Veilleux, Field Marshall the Lord Guthrie of Craigiebank and Alan B. Miller; and (ii) the following, which shall be considered the “Union Designees”: Philip A. Wheeler and Michael Holmes.

5.4                               Election.  Subject to the provisions of Section 6.1, the members of the Governing Board will be elected at each annual meeting of Members by the Member holding the Majority in Interest of the Members in accordance with such Member’s Organizational Documents or by written consent of the Member holding the Majority in Interest of the Members in accordance with such Member’s Organizational Documents and in accordance with Section 3.2 in lieu of such a meeting.  The members of the Governing Board need not be elected by written ballot.  Except as otherwise provided by law or this Agreement, each member of the Governing Board elected will serve until the next succeeding annual meeting of Members and until his successor is elected and qualified.  At the time of such election, the Member holding the Majority in Interest of the Members may designate a member or members of the Governing Board as a Union Designee, in accordance with such Member’s Organizational Documents, which Union Designee(s) will have the voting rights as set forth in Section 5.1.

5.5                               Removal.  Any of the members of the Governing Board may be removed for cause by vote of a majority of the Governing Board, excluding the member of the Governing Board then being voted upon.  Unless otherwise provided for in this Agreement, any or all of the members of the Governing Board may be removed for cause or without cause by vote of a Majority in Interest of the Members.

5.6                               Vacancies.  Except as set forth in this Agreement, including, without limitation, Section 6.1, newly created seats on the Governing Board resulting from an increase in the number of members of the Governing Board and vacancies occurring in the Governing Board may, subject to the last sentence of this Section 5.6, be filled by vote of a majority of the members of the Governing Board then in office, even if less than a quorum exists.  A member of the Governing Board elected to fill a vacancy, including a vacancy created by a newly created seat on the Governing Board, will, subject to the last sentence of this Section 5.6, serve until the next succeeding annual meeting of Members and until the successor of such member of the Governing Board is elected and qualified.  Notwithstanding the foregoing, any such newly created or vacant seat occurring in the Governing Board may be filled by the Member holding the Majority in Interest of the Members in accordance with such Member’s Organizational Documents, which right of such Member, if exercised, shall take precedence over and shall override and reverse any prior inconsistent action by the Governing Board to fill such seat.

5.7                               Books.  The books of the Company, except as such are required by law to be kept within the State of Delaware, may be kept at the principal place of business of the Company or such other place or places within or outside of the State of Delaware as the Governing Board may from time to time determine.

5.8                               Compensation.  The Governing Board, by the affirmative vote of a majority of the members of the Governing Board then in office, and irrespective of any personal interest of any of its members, may establish reasonable compensation of any or all members of the Governing Board for services to the Company as members of the Governing Board or officers or otherwise.  All members of the Governing Board shall be reimbursed for all reasonable out-of-pocket expenses incurred by them to independent unaffiliated third parties in connection with the performance of their duties as members of the Governing Board (and as members of any board or similar governing body of any subsidiary of the Company) and in connection with their attendance at any meeting of the Governing Board (or any such subsidiary board or governing body) and any committee thereof; provided, that such reimbursement shall not include reimbursement for accountants, attorneys or other professional advisors without the prior consent of the Governing Board.

5.9                               Fundamental Transactions.  Notwithstanding the provisions of Sections 5.1 and 5.2 and except as otherwise provided by the provisions of Section 6.5, the Company shall not (and shall not permit any of its subsidiaries to) consummate (or commit to consummate) any of the following transactions or do any of the following things, without the prior written consent or approval of (i) a majority of the Governing Board; and (ii) a Majority in Interest of the Members:

5.9.1                                   a sale, lease, conveyance, transfer or other disposition of all or substantially all of the Company’s assets (on a consolidated basis) or a merger (other than a merger in which the Members retain their ownership of the Company’s Units and which is permitted under Section 5.9.3 below), including, without limitation, any merger that would result in any of the Company’s Equity Securities being publicly traded;

5.9.2                                   the incurrence of indebtedness for borrowed funds, other than indebtedness incurred in the ordinary course of business under the Credit Agreement, the Senior Notes or other indebtedness up to $20,000,000 in the aggregate at any time outstanding;

5.9.3                                   an investment in, acquisition of, capital contributions to, or purchase of assets from any Person, including, without limitation, acquisitions through the purchase of equity or debt securities, by merger, or asset acquisition, in each case, other than any such investments, acquisitions, contributions and purchases in an aggregate amount of $30,000,000 or less since the date of this Agreement (including, without limitation, any earn-outs or other deferred consideration) and other than any purchases of goods, materials, inventory, components, supplies and other products used in the ordinary course of business and other than purchases permitted under Section 5.9.8;

5.9.4                                   an initial public offering of the equity interests in the Company (or its successor) or in any of the Company’s subsidiaries, other than a Qualified Public Offering;

5.9.5                                   a disposition of assets (including, without limitation, investments), other than: (i) dispositions of inventory in the ordinary course of business; (ii) dispositions of assets that are abandoned or obsolete or no longer useful in the ordinary course of business; or (iii) dispositions in transactions in which the aggregate net proceeds to the Company are $30,000,000 or less since the date of this Agreement; provided that such dispositions must be at Fair Market Value and at least 85% of the proceeds to the Company must be in cash;

5.9.6                                   any repurchase of Equity Securities of the Company or any of its subsidiaries, other than a repurchase that is: (i) in accordance with the terms of an option or other management incentive plan of the Company adopted by the Governing Board; (ii) in accordance with the terms of severance arrangements with employees of the Company or any of its subsidiaries approved by the Governing Board or (iii) a repurchase that is concurrent with the exercise of any options, warrants or rights to purchase any such limited liability company interests, capital stock or other similar securities (i.e., a “cashless exercise”);

5.9.7                                   issuances or sales of any Equity Securities, other than Permitted Issuances;

5.9.8                                   [Reserved];

5.9.9                                   [Reserved];

5.9.10                            termination of the employment of the Chief Executive Officer of the Company or the appointment of a new Chief Executive Officer;

5.9.11                            changing the independent public accountants of the Company to a firm whose stature and reputation on a regional or national basis is less than the Company’s then current independent public accountants;

5.9.12                            other than in connection with a Qualified Public Offering, changing the treatment of the Company under the Code as a partnership or disregarded entity (as the case may be in accordance with Article XI) for U.S. federal income purposes (and for purposes of corresponding provisions of state and local income tax law);

5.9.13                            any transaction between the Company and any member of Colt Holding or any Affiliate of any member of Colt Holding other than: (i) transactions that are consistent with the transactions under the Intercompany Services Agreement between the Company and CMC, dated June 26, 2007; (ii) the obligations under the letter agreement, dated as of July 9, 2007, between the Company and Sciens Management LLC; and (iii) those agreements between the Company and any member of Colt Holding or any Affiliate of any member of Colt Holding entered into on or prior to the date hereof and any extensions, amendments, supplements or replacements thereof;

5.9.14                            a distribution to the Members of any assets, other than cash or Market Securities;

5.9.15                            a Bankruptcy Event; or

5.9.16                            a dissolution of the Company other than as provided in Section 10.1.3.

5.10                        Duties; Limitation of Liability.

5.10.1                            Notwithstanding any other provision of this Agreement, to the fullest extent permitted by Section 18-1101(c) of the Act, none of the members of the Governing Board, the Members or any of their respective Affiliates, nor any officers of the Company, in each case, in their capacity as such, shall owe any duties at law or in equity (including fiduciary duties) to the Company, any Member, any Manager or any other Person; provided, however, that the limitations set forth in this Section 5.10.1 shall not eliminate the implied contractual covenant of good faith and fair dealing, nor shall they limit or eliminate any duties expressly set forth in this Agreement.  Without limiting the generality of the foregoing, a Member and its Affiliates may engage in and/or possess an interest in other business ventures of any nature or description, independently or with others, and neither the Company nor its Members will have any right by virtue of this Agreement in or to any independent venture of any of the Members or any income or profits derived therefrom.

5.10.2                            To the fullest extent permitted by the Act, no Covered Person (as defined below) shall have any liability to the Company or to any Member, any member of the Governing Board or any other Person, relating to or arising out of the business or affairs of, or activities undertaken or acts or omissions in connection with, the Company or any Company Subsidiary, or otherwise relating to or arising out of the Company, its assets, liabilities or properties or this Agreement, including any liabilities arising out of any breach of duties, to the fullest extent permitted by the Act; provided, however, that the foregoing shall not eliminate liability for any breach by a Covered Person of the express terms of this Agreement or any bad faith violation of the implied contractual covenant of good faith and fair dealing; provided, further, that the limitations set forth in this Section 5.10.2 shall not limit the liability of any Covered Person who is also an officer or employee of the Company or any Company Subsidiary arising out of a breach of any employment or similar agreement with the Company or any duty or obligation in such capacity arising under this Agreement (unless it is determined that such Covered Person believed in good faith that such Covered Person’s conduct did not violate this Agreement).  As used in this Agreement, “Covered Person” means any Member, Affiliate of a Member, member of the Governing Board (or any other Applicable Board), any officer, Tax Matters Partner and any Person who is or was serving at the request of the Company as a manager, director, trustee, or partner of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, including, without limitation, service with respect to an employee benefit plan.

5.11                        Meetings of the Governing Board.

5.11.1                            The first meeting of each newly elected Governing Board will be held immediately following the annual meeting of the Members.  If the meeting is held at the place of the meeting of Members, no notice of the meeting need be given to the newly elected members of the Governing Board.  If the first meeting is not held at that time and place, it will be held at a time and place specified in a notice given in the manner provided for notice of special meetings of the Governing Board.

5.11.2                            Regular quarterly meetings of the Governing Board shall be held upon such notice, or without notice, at such times and at such places within or outside of the State of Delaware, as shall be determined from time to time by the Governing Board.  The Governing Board shall meet once each calendar quarter and any and all actions of the Executive Committee, if any, since the last quarterly meeting of the Governing Board shall be submitted to a vote of the Governing Board and ratified upon the vote, subject to the provisions of Section 5.1 of a majority of the members thereof.

5.11.3                            Special meetings of the Governing Board maybe called by the Chairman of the Board, if there is one, or by the President, on at least forty-eight (48) hours’ notice to each member of the Governing Board and must be called by the President or the Secretary on like notice at the written request of any members of the Governing Board collectively having two or more votes.

5.11.4                            Whenever notice of a meeting of the Governing Board is required, the notice must be given in the manner set forth in ARTICLE XIII and shall state the place, date and hour of the meeting.  Except as provided by law or other provisions of this Agreement, neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Governing Board need be specified in the notice or waiver of notice of the meeting.

5.11.5                            Except as otherwise required by law or other provisions of this Agreement, a majority of the members of the Governing Board in office, but in no event less than one-third of the Governing Board, shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the Governing Board present at any meeting at which a quorum is present shall be the act of the Governing Board.  If a quorum is not present at any meeting of members of the Governing Board, a majority of the members of the Governing Board present at the meeting may adjourn the meeting from time to time, without notice of the adjourned meeting other than announcement at the meeting.  To the extent permitted by law, a member of the Governing Board participating in a meeting by conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other will be deemed present in person at the meeting and all acts taken by him during his participation shall be deemed taken at the meeting.

5.11.6                            Whenever the vote of the Governing Board at a meeting is required or permitted in connection with any Company action, the meeting and vote may be dispensed with if the action taken has the valid written consent of Governing Board members having at least the minimum number of votes required to authorize the action at a meeting at which all members of the Governing Board were present and voted; provided, that each Governing Board member has been given written notice of the action proposed to be taken and a copy of the form of consent being solicited at least 72 hours prior to the date that the written consent of any Governing Board member may first become effective with respect to such action.

5.12                        Committees.

5.12.1                            The Governing Board may designate from among its members an Executive Committee and other committees, each consisting of two or more members of the Governing Board, and may also designate one or more of its members to serve as alternates on these committees; provided, that the Member holding a Majority in Interest of the Members shall have the right (but not the obligation) to designate a member of each of the committees of the Governing Board, which right may be exercised by the Member holding a Majority in Interest of the Members providing a notice to such effect (with respect to any one or more or all of such committees) to the Governing Board.  To the extent permitted by law, the Executive Committee shall have all the authority of the Governing Board, except as the Governing Board otherwise provides, and the other committees shall have such authority as the Governing Board grants them.  The minutes of the meetings of the Executive Committee shall be distributed to the members of the Governing Board upon their request.  The Governing Board shall have power at any time to change the membership of any committees, to fill vacancies in their membership and to discharge any committees.  All resolutions establishing or discharging committees, designating or changing members of committees, or granting or limiting authority of committees, may be adopted only by the affirmative vote of a majority of the Governing Board.

5.12.2                            Each committee shall keep regular minutes of its proceedings and report to the Governing Board as and when the Governing Board requires.  Unless the Governing Board otherwise provides, a majority of the members of any committee may determine its actions and the procedures to be followed at its meetings (which may include a procedure for participating in meetings by conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other), and may fix the time and place of its meetings.

5.12.3                            Any action of a committee shall be taken without a meeting if written consent to the action signed by all the members of the committee is filed with the minutes of the committee.

5.13                        Officers.

5.13.1                            The officers of the Company shall be a President, a Secretary and a Treasurer, which officers shall be elected by the Governing Board.  In addition, the Governing Board may also elect a Chairman of the Board.  The President may appoint one or more Vice Presidents (one or more of whom may be designated an Executive Vice President or a Senior Vice President), one or more Assistant Secretaries or Assistant Treasurers, and such other officers as he or she may from time to time deem advisable.  Any number of offices, may be held by the same person.  No officer except the Chairman of the Board need be a member of the Governing Board.

5.13.2                            Each of the President, Secretary and Treasurer will be elected by the Governing Board and will hold office for such term, if any, as the Governing Board shall determine.  Each other officer will be appointed by the President and will hold office for such term, if any, as the President shall determine.  Any officer may be removed at any time, either with or without cause, by the vote of a majority of the Governing Board.  Any officer (other than the President, Secretary and Treasurer) may be removed at any time, either with or without cause, by the President.

5.13.3                            Any officer may resign at any time by giving written notice to the Governing Board or to the President.  Such resignation shall take effect at the time specified in the notice, or if no time is specified, at the time of receipt of the notice, and the acceptance of such resignation shall not be necessary to make it effective.

5.13.4                            The compensation of officers will be fixed by the President or in such manner as the Governing Board may otherwise provide; provided that the Governing Board will fix the compensation of the President.

5.13.5                            The Chairman of the Board, if any, shall preside at all meetings of the Members and of the Governing Board and will have such other duties as from time to time may be assigned to the Chairman of the Board by the Governing Board.

5.13.6                            The President shall be the Chief Executive Officer of the Company, shall have general charge of management of the business and affairs of the Company, subject to the control of the Governing Board, and shall insure that all orders and resolutions of the Governing Board are carried into effect.  The President will preside over any meeting of the Members or the Governing Board at which the Chairman of the Board is not present.

5.13.7                            The officers of the Company, other than the Chairman of the Board and the President, shall have such powers and perform such duties in the management of the property and affairs of the Company, subject to the control of the Governing Board and the President, as customarily pertain to their respective offices in a Delaware corporation, as well as such powers and duties as from time to time may be prescribed by the Governing Board.

5.13.8                            The Company may secure the fidelity of any or all of its officers or agents by bond or otherwise.  In addition, the Governing Board may require any officer, agent or employee to give security for the faithful performance of his duties.

5.14                        Managers.  Each of the Governing Board, in its capacity as the governing board pursuant to Sections 5.1 and 5.2, and the officers of the Company, in their respective capacities as officers pursuant to Section 5.13, shall, subject to the terms of this Agreement, be deemed to be a “Manager” (as such term is defined in the Act) of the Company.

Article VI.

Special Rights; Transfer Restrictions; etc.

6.1                               Election of Members of Boards.

6.1.1                                   Election of members of the Board of Governors and Applicable Boards.  Each Member and the Company, as the case may be, agrees to vote the Equity Securities held by it from time to time in accordance with the requirements of each such Member’s Organizational Documents at each annual meeting of members or shareholders, and at any special meeting of members or shareholders called for the election of members of any Applicable Board, or by written consent, in such manner and at such time as may be required to elect such nominee to the Applicable Board of the Company or any subsidiary of the Company.  Notwithstanding the foregoing, any Member may appoint Colt Holding as its true and lawful attorney and proxy (and such proxy shall be deemed to be irrevocable and coupled with an interest) to vote or express consent or dissent in the sole discretion of Colt Holding in respect of any or all of the Equity Securities held by such Member.

6.1.2                                   Election of Board of Directors of Domestic Corporate Subsidiaries.  Notwithstanding anything to the contrary in this Agreement, the Governing Board will cause the Company, in its capacity as the sole shareholder of New Colt, to vote all the Equity Securities held by the Company in New Colt in favor of the election of such Persons as directors of New Colt as are designated by any Member of this Company that holds 80% (a “Controlling Member”) or more of the outstanding Equity Securities entitled to vote thereon.  The foregoing shall also apply to the power to elect the board of directors of each other domestic corporate subsidiary of the Company, when applicable.  Notwithstanding the foregoing, the Company may appoint a Controlling Member as its true and lawful attorney and proxy (and such proxy shall be deemed to be irrevocable and coupled with an interest) to vote for the election of directors of New Colt (or any other domestic corporate subsidiary of the Company) in the sole discretion of such Controlling Member in respect of any or all of the Equity Securities held by the Company in New Colt (or any other domestic corporate subsidiary of the Company).

6.1.3                                   Removal; Election of Successors.  If the Company receives a written notice from the Member holding a Majority in Interest that it wishes to remove a member of the Governing Board (in accordance with its Organizational Documents) or that a member of an Applicable Board shall have resigned or shall be unable to serve, then, in any such case, the Company and the Members agree to take such action as may be necessary to call a special meeting of the Members of the Company or the members or shareholders of any subsidiary of the Company, as applicable, or to act by written consent for the purpose of effecting any such removal or filling such vacancy, as the case may be, and at such meeting or in such written consent each Member shall vote to accomplish said result.

6.2                               Restrictions on Transfer and Issuance of Units, etc.

6.2.1                                   Registration of Transfer.  The Company shall permit registration of transfer of Equity Securities only in accordance with the terms of this Agreement.  Any transfer of Equity Securities that is made in any manner contrary to the provisions of this Agreement shall be null and void and shall not be effective to constitute the transferee as a Member or other holder of Equity Securities entitled to any rights, benefits, and privileges as such.

6.2.2                                   Legends.  Each certificate of Common Units and certificates representing other Equity Securities of the Company issued on or after the date hereof shall be stamped or otherwise have endorsed or imprinted thereon a legend in substantially the following form:

“The transfer of the units represented by this certificate, and the rights of the holder hereof, are subject to the terms and conditions of an Amended and Restated Limited Liability Company Agreement, dated as of April 9, 2015  (a copy of which is on file with the Company), as the same may be further amended from time to time, and no transfer of the units represented hereby or of units issued in exchange thereof shall be valid or effective unless the terms and conditions of such Agreement have been fulfilled.”

6.2.3                                   Transfers.  Subject to any restrictions set forth in this Agreement, any Member may transfer all or any portion of its Interest in the Company to any Person at any time.

Article VII.

Capital Contributions

7.1                               Capital Contributions.  Capital contributions, if any, shall be made in the amounts and upon the terms and conditions agreed by the Members and the Governing Board.

Article VIII.

Distributions

8.1                               Distributions.  Except as provided in Section 8.2, cash or other assets of the Company shall be distributed to the Members in such amounts and at such times as shall be determined by the Governing Board.  All distributions shall be made pro rata on the basis of the Units held by such Members at such time.

8.2                               Minimum Distributions for Income Tax Purposes.  For each taxable year ending after the date hereof with respect to which the Company is a partnership or disregarded entity for U.S. federal income tax purposes, minimum distributions, advances or other payments shall be made to each Member, in an amount equal to the product of (1) the portion of the Company’s “taxable income” (as modified below) allocable to such Member for such period and (2) the highest combined marginal federal, state and/or local income tax rate applicable to any Member for such period; provided that (A) for purposes of this Section 8.2, the Company’s “taxable income” for any period shall be computed (1) without any deduction for any interest expense attributable to any indebtedness of the Company used to finance distributions (as determined in accordance with Treasury Regulation Section 1.163-8T) or any indebtedness treated as having refinanced any such indebtedness, or any other interest expense incurred by the Company that, in each case, is not treated as deductible for U.S. federal income tax purposes by each Member of the Company, (2) for the avoidance of doubt, by including any increases to taxable income as a result of any tax examination, audit or other adjustment, whether for taxable years ended prior to or after the date hereof and (3) ignoring any adjustments in tax basis resulting from an election pursuant to Section 754 of the Code, and (B) any distributions pursuant to this Section 8.2 shall only be made to the extent the Governing Board determines in its discretion that the Company has funds available and that making such distributions will not violate the terms of any agreements to which the Company is a party.  Such distributions shall in each case be made not later than 15 days prior to the date upon which U.S. federal estimated tax payments are required for individuals, with such distributions made on the basis of estimated allocations for the taxable period as determined by the Governing Board.  Such distributions shall be treated as advances of distributions otherwise to be made pursuant to Section 8.1, and any distributions otherwise to be made to Members pursuant to Section 8.1 after the date hereof shall be reduced by the amount previously distributed to them after the date hereof pursuant to Section 8.1.  Any U.S. federal, state, local or non-U.S. tax withholding shall be treated as a distribution to the Member in respect of whom such withholding has been made.

8.3                               No Continuing Obligation to Make Tax Distributions for Prior Tax Years.   Effective upon the date hereof, immediately upon consummation of the Merger, the Company shall have no obligation to make future tax distributions to any current or former member with respect to taxable years ending on or before the date of the Merger. Without limiting the foregoing, the deferred tax distribution of $2.277 million reflected as a line-item in the Company’s financial statements labeled “Long-term distributions payable to members” shall be reversed such that the Company shall have no future obligation in respect thereof.

Article IX.

Transfers of Interest; Admission of Additional Members

9.1                               Transfer of Interests.  Subject to any restrictions set forth in this Agreement, any Member may transfer all or any portion of its Interest in the Company to any Person at any time.

9.2                               Admission of Additional Members.  No Person (other than Members who are already parties to this Agreement) shall be admitted as a Member of the Company, or have any rights as a holder of Units, after the date of this Agreement unless such Person is the holder of one or more Units and such Person executes and delivers to the Company a Joinder.

9.3                               Admission of Current Members.  Each of the Persons listed on Schedule 1 under the caption “Members” has been duly admitted as a member in the Company on or prior to the date of this Agreement as conclusively evidenced by the books and records of the Company.

Article X.

Dissolution

10.1                        Dissolution.  The Company shall be dissolved and its affairs wound up on the first to occur of the following:

10.1.1                            subject to Section 5.9.16, the prior consent or approval of a majority of the Governing Board and the prior consent or approval of a Majority in Interest of the Members to such dissolution and winding up;

10.1.2                            the sale or transfer of all or substantially all of the assets of the Company other than in the ordinary course of business and the cessation of the Company’s business; or

10.1.3                            entry of a decree of judicial dissolution.

10.2                        Winding Up and Liquidation.  Upon the dissolution of the Company, the Company shall cease to engage in any further business, except to the extent necessary to perform existing obligations, and shall wind up its affairs and liquidate its assets.  Such Person(s) as may be selected by the Governing Board (the “Liquidator”), shall wind up and liquidate the Company’s business and affairs.

10.3                        Liabilities.  Liquidation shall continue until the Company’s affairs are in such condition that there can be a final accounting, showing that all fixed or liquidated obligations and liabilities of the Company are satisfied or can be adequately provided for under this Agreement.  The assumption or guarantee in good faith by one or more financially responsible Persons shall be deemed to be an adequate means of providing for such obligations and liabilities.  When the Liquidator has determined that there can be a final accounting, the Liquidator shall establish a date for the distribution of the proceeds of liquidation of the Company (the “Distribution Date”).  The Liquidator may make interim distributions of the proceeds of liquidation if the Liquidator concludes that such interim distributions would not adversely affect the rights of the

Company’s creditors to be paid in full when and as their debts become due.  The net proceeds of liquidation of the Company shall be distributed to the Members as provided in Section 10.5 not later than the Distribution Date.

10.4                        Settling of Accounts.  Subject to any applicable provisions of the Act, upon the dissolution and liquidation of the Company, the proceeds of liquidation shall be applied as follows: (i) first, to pay all expenses of liquidation and winding up; (ii) second, to pay all debts, obligations and liabilities of the Company in the order of priority as provided by law, other than on account of the Capital Contributions; and (iii) to establish reasonable reserves for any remaining contingent or unforeseen liabilities of the Company not otherwise provided for, which reserves shall be maintained by the Liquidator on behalf of the Company in a regular interest-bearing trust account for a reasonable period of time as determined by the Liquidator.  If any excess funds remain in such reserves at the end of such reasonable time, then such remaining funds shall be distributed by the Company to the Members pursuant to Section 10.5.

10.5                        Distribution of Proceeds.  Subject to any restrictions contained in the Act, upon final liquidation of the Company but not later than the Distribution Date the net proceeds of liquidation shall be distributed to the Members in accordance with Section 8.1.

10.6                        Filing.  Upon dissolution and liquidation of the Company, the Liquidator shall cause to be executed and filed with the Secretary of the State a certificate of cancellation in accordance with the Act.

Article XI.

Tax Matter; Books and Records; Reports

11.1                        Tax Matters.

11.1.1                            Tax Treatment.  So long as the Company has two or more members it shall be treated as a partnership for U.S. federal income tax purposes.  During such time as it has only one member it shall be treated as an “entity disregarded from its owner” and not as a partnership for U.S. federal income tax purposes.

11.1.2                            Tax Matters; Books and Records; Reports.  For the avoidance of doubt, the provisions of Articles VII and XI of the Prior Agreement (including the defined terms referred to therein) shall continue to apply with respect to all fiscal years or periods ending on or before the date of this Agreement.

11.2                        [Reserved].

11.3                        Records to be Kept.  The Company shall keep at its principal place of business or at such other office as shall be designated by the Governing Board:

11.3.1                            A current list in alphabetical order of the full name and last known business, residence or mailing address of each Member;

11.3.2                            A copy of the filed Certificate of Formation and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any document has been executed;

11.3.3                            Copies of this Agreement, and all amendments hereto;

11.3.4                            Copies of the Company’s U.S. federal income tax returns and reports for the five most recent years; and

11.3.5                            Copies of any financial statements of the Company for the five most recent years.

11.4                        Confidentiality.  Each Member shall retain in strict confidence, and shall not use for any purpose whatsoever, or divulge, disseminate or disclose to any third party (other than in furtherance of the business purposes of the Company or as may be required by law) any proprietary or confidential information relating to the business of the Company, including, without limitation, information regarding financial information, pricing information, business methods, management information systems and software, customer lists, supplier lists, leads, solicitations and contacts, know how, show-how, inventions, improvements, specifications, trade secrets, agreements, research and development, business plans and marketing plans of the Company, whether or not any of the foregoing are copyrightable or patentable; provided, that (i) a Member may in connection with any Sale of Interests that is not prohibited under the terms of this Agreement provide to a potential buyer or transferee financial and other information with respect to the Company (provided such buyer or transferee agrees to maintain the confidentiality of such information); (ii) that each Member may divulge, disseminate or disclose any such proprietary and confidential information to its agents, consultants, professional advisors and co-investors for the purposes of managing its investment in the Company; and (iii) each Member may divulge, disseminate or disclose any such proprietary and confidential information to any of its Affiliates or otherwise to the extent necessary to comply with applicable legal requirements.

Article XII.

Indemnification

12.1                        Indemnification Generally.  The Company shall and hereby does, to the fullest extent permitted by the Act, indemnify, hold harmless and release each Covered Person from and against all claims, demands, liabilities, costs, expenses, damages, losses, suits, proceedings and actions, whether judicial, administrative, investigative or otherwise, of whatever nature, known or unknown, liquidated or unliquidated (“Claims”), that may accrue to or be incurred by any Covered Person, or in which any Covered Person may become involved, as a party or otherwise, or with which any Covered Person may be threatened, relating to or arising out the business and affairs of, or activities undertaken or omissions in connection with, the Company or any Company Subsidiary, or otherwise relating to or arising out of the Company, its assets, liabilities or properties or this Agreement, including amounts paid in satisfaction of judgments, in compromise or as fines or penalties, and counsel fees and other expenses incurred in connection with the preparation for or defense or disposition of any investigation, action, suit, arbitration or other proceeding (a “Proceeding”), whether civil or criminal (all of such Claims and amounts covered by this Section 12.1 are referred to collectively as “Damages”); provided that such Covered Person shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Covered Person is seeking indemnification pursuant to this Section 12.1, the Covered Person breached the express terms of this Agreement, or engaged in any bad faith violation of the implied contractual covenant of good faith and fair dealing.

12.2                        Advancement of Expenses.  To the fullest extent permitted by the Act, expenses (including legal fees) incurred by any Covered Person in defending any Claim or Proceeding shall be advanced by the Company from time to time prior to the final disposition of such Claim or Proceeding promptly following written request therefor.  Advancement shall be subject to an obligation by a Covered Person to execute and deliver to the Company a written undertaking to repay such amount to the extent that it shall ultimately be determined by a final and non-appealable judgment entered by a court of competent jurisdiction that the Covered Person is not entitled to be indemnified as authorized in this Section 12.2.

12.3                        No Direct Member Indemnity.  Members shall not be required directly to indemnify any Covered Person.

12.4                        Third Party Beneficiary.  Each Member hereby agrees that each Covered Person is an express third party beneficiary of the provisions of this ARTICLE XII, entitled to enforce the terms thereof against the Company.

12.5                        Right of Covered Person to Bring Suit.  The rights to indemnification and to the advancement of expenses conferred in this ARTICLE XII shall be contract rights.  If a claim under this ARTICLE XII is not paid in full by the Company within 60 days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Covered Person may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim.  If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Covered Person shall be entitled to be paid also the expense of prosecuting or defending such suit.  In (i) any suit brought by the Covered Person to enforce a right to indemnification hereunder (but not in a suit brought by the Covered Person to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Company to recover an advancement of expenses pursuant to the terms of an undertaking the Company shall be entitled to recover such expenses upon a final adjudication that, the Covered Person has not met any applicable standard for indemnification set forth in the Act or this Agreement.  Neither the failure of the Company (including, without limitation, the Governing Board, independent legal counsel, or the Members) to have made a determination prior to the commencement of such suit that indemnification of the Covered Person is proper in the circumstances because the Covered Person has met the applicable standard of conduct set forth in the Act or this Agreement, nor an actual determination by the Company (including, without limitation, the Governing Board, independent legal counsel, or the Members) that the Covered Person has not met such applicable standard of conduct, shall create a presumption that the Covered Person has not met the applicable standard of conduct or, in the case of such a suit brought by the Covered Person, be a defense to such suit.  In any suit brought by the Covered Person to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Covered Person is not entitled to be indemnified, or to such advancement of expenses, under this Section or otherwise shall be on the Company.

12.6                        Non-Exclusivity of Rights.  The rights to indemnification and to the advancement of expenses conferred in this ARTICLE XII shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, this Agreement, any other agreement, vote of Members or disinterested-members of the Governing Board or otherwise.

12.7                        Insurance.  The Company shall maintain insurance, at its expense, to protect itself and any member of the Governing Board, officer, employee or agent (including the Tax Matters Partner) of the Company or another company, corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under the Act.

12.8                        Indemnification of Employees and Agents of the Company.  The Company may, to the extent authorized from time to time by the Governing Board, grant rights to indemnification, and to the advancement of expenses to any employee or agent (including the Tax Matters Partner) of the Company to the fullest extent of the provisions of this ARTICLE XII with respect to the indemnification and advancement of expenses of members of the Governing Board and officers of the Company.

Article XIII.

Notices

13.1                        Generally.  Subject to Section 13.2, all notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or delivered either by hand or by messenger, or sent via telex, telecopier, computer mail or other electronic means, in the case of any party hereto, to the address of such party set forth in Schedule 2, or to such other address as such party shall have furnished in writing to the party initiating the notice or communication.  Any such notice or other communications so addressed and mailed, postage prepaid, by registered or certified mail (in each case, with return receipt requested) shall be deemed to be delivered and given when so mailed.  Any notices so addressed and otherwise delivered shall be deemed to be given when actually received by the addressee.

13.2                        When Deemed Given, etc.  Any notice to a member of the Governing Board or any Person having observation rights with respect to the Governing Board may be given personally, by telephone or by mail, facsimile transmission, telex, telegram, cable, e-mail or similar means.  A notice will be deemed given when actually given in person or by telephone, when received if given by facsimile transmission, telex or e-mail, on the third business day after the day when deposited in the United States mail, postage prepaid, or on the day when delivered to a cable or similar communications company, directed to the member of the Governing Board at the member’s business address or at such other address as the member of the Governing Board may have designated to the Secretary in writing as the address to which notices should be sent

13.3                        Waiver.  Any Person may waive notice of any meeting by signing a written waiver, whether before or after the meeting.  In addition, attendance at a meeting will be deemed a waiver of notice unless the Person attends for the purpose, expressed to the meeting at its commencement, of objecting to the transaction of any business because the meeting is not lawfully called or convened.

Article XIV.

Miscellaneous

14.1                        General.  This Agreement shall be binding on the executors, administrators, heirs, and successors and assigns of the parties.

14.2                        Amendments and Waivers.  Neither this Agreement nor any term hereof may be amended, waived, discharged, or terminated, except by written instrument signed by (i) the Company, and (ii) the Majority in Interest of the Members.  Notwithstanding the foregoing, the Governing Board may amend this Agreement without the consent of any Member to reflect the issuance of Common Units permitted to be issued in accordance with this Agreement, as contemplated by Section 4.1.  No waiver of any provision of this Agreement or any breach hereunder shall be deemed a waiver of any other provision or subsequent breach, nor shall any such waiver constitute a continuing waiver.

14.3                        Choice of Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to its conflicts of laws principles.

14.4                        Headings.  The headings of the Articles and the Sections of this Agreement are for convenience of reference only, and are not to be considered in constructing the terms and provisions of this Agreement.

14.5                        Entire Agreement.  This Agreement, and the Schedules and Exhibits hereto constitute the entire agreement of the parties with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements, representations, and understandings of the parties with respect thereto.

14.6                        Third Parties.  Except for the rights of any Covered Person set forth in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

14.7                        Severability.  If one or more provisions of this Agreement are held by a proper court to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary and permitted by law, shall be severed herefrom, and the balance of this Agreement shall be enforceable in accordance with its terms.

14.8                        Effectiveness.  This Agreement shall be become effective when each of the parties hereto indicated in the introductory paragraph of this Agreement shall have executed and delivered a counterpart hereof to the Company.

14.9                        Counterparts.  This Agreement may be executed in counterparts, each of which when so executed and delivered shall constitute a complete and original instrument but all of which together shall constitute one and the same agreement.

14.10                 Interpretation.  The words “herein”, “hereof”, “hereby” or “hereto” shall refer to this Agreement unless otherwise expressly provided.  All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.  Any reference in this Agreement to an exhibit, schedule or section shall, unless the context otherwise requires, be a reference to an exhibit or schedule to, or a section of, this Agreement.  Any reference in this Agreement to a “business day” shall mean a day in which the New York branch of the Federal Reserve Bank is open for business during its normal hours of operation.  Any reference to a “Member” shall mean the Member admitted in the Company on or prior to the date of this Agreement and any successor Member which acquired a Membership Interest by a permitted transfer or assignment from any such original Member and any new Member which acquires a Membership Interest directly from the Company.  Any reference to “date hereof”, “date of this Agreement” or similar terms shall mean April 9, 2015.

[Balance of Page Intentionally Left Blank]

Each of the undersigned has duly executed this Amended and Restated Limited Liability Company Agreement, dated as of the date set forth above.

COLT DEFENSE LLC

By:	/s/ Dennis R. Veilleux
Name: Dennis R. Veilleux
Title: Chief Executive Officer

COLT HOLDING COMPANY LLC, by
Colt Defense Holding LLC, its Managing Member, by
Sciens Management LLC, its Manager

By:	/s/ John P. Rigas
Name: John P. Rigas
Title: Manager

CDH II LLC, by
Colt Defense Holding LLC, its Managing Member, by
Sciens Management LLC, its Manager

By:	/s/ John P. Rigas
Name: John P. Rigas
Title: Manager

Amended and Restated Limited Liability Company Agreement of

Colt Defense LLC

Schedule 1

Member	Common Units
COLT HOLDING COMPANY LLC	121,668.633
CDH II LLC	10,505.293
TOTAL	132,173.926

Schedule 1-1

Schedule 2

Colt Holding Company LLC	c/o Colt Defense LLC, Kevin Green Corporate Controller 547 New Park Avenue, West Hartford, CT 06110

CDH II LLC	c/o Colt Defense LLC, Kevin Green Corporate Controller 547 New Park Avenue, West Hartford, CT 06110

Schedule 2-1

EXHIBIT A

FORM OF JOINDER TO

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

THIS JOINDER (this “Joinder”) to that certain Amended and Restated Limited Liability Company Agreement of Colt Defense LLC (the “Company”), dated as of the April 9, 2015, as amended, by and among the Company and certain unitholders of the Company (the “LLC Agreement”), is made and entered into as of                                        , 20      , by and between the Company and                                          (“Holder”).  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the LLC Agreement.

WHEREAS, Holder has acquired certain units of limited liability company interest of the Company (“Holder Units”), and pursuant to the terms of the LLC Agreement, the Holder is required, as a holder of such units, to become a party to the LLC Agreement, and Holder agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1.                                      Agreement to be Bound.  Holder hereby agrees that upon execution and delivery of this Joinder by the Holder and the Company, it shall become a party to the LLC Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the LLC Agreement as though an original party thereto and shall be admitted as a Member for all purposes thereof on the date and time specified below or, if no date and time are specified, at 11:59 p.m. on the date of this Joinder.  In addition, Holder hereby agrees that all Holder Units are Common Units for all purposes of the LLC Agreement.

2.                                      Successors and Assigns.  This Joinder shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and Holder and its successors and assigns.

3.                                      Counterparts.  This Joinder may be executed in any number of counterparts (including by facsimile or electronic copy), each of which shall be an original and all of which together shall constitute one and the same agreement.

4.                                      Notices.  For purposes of Section 13.1 of the LLC Agreement, all notices, demands or other communications to the Holder shall be directed to:

Name:

Address:

Exhibit A - Page 1

Facsimile
Number:

5.                                      Governing Law.  The LLC Agreement, including this Joinder, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

6.                                      Descriptive Headings.  The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

Exhibit A - Page 2

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Joinder as of the date first above written.

COLT DEFENSE LLC

By:
Name:
Title:

[NAME OF HOLDER]

[By:
Name:
Title:]

[ ]

[Form Signature Page to Joinder to LLC Agreement]

Exhibit A - Page 3